Exhibit 6.2


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                              STOCK SALE AGREEMENT

         This STOCK SALE AGREEMENT (the "Agreement"), dated as of June 12, 1998, is made by and between Robert Soehngen, ("Seller") and Boulder Capital Opportunities III, Inc. ("Buyer").

         In consideration of One Hundred Thousand dollars and no/100ths ($100,000.00) paid herewith, Seller hereby sells to the Buyer, 100,000 shares (the "Shares") of common stock of Boulder Capital Opportunities III, Inc. free and clear of liens and encumbrances.

         Further, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of defining the terms and provisions of this Agreement and the Option hereby granted, Seller and Buyer hereby agree as follows:

         1. TERMS OF EXERCISE. The Option granted herein may be exercised by Buyer in whole or in part at any time or times on or before 5:00 p.m. as set forth in 2 c). Buyer may exercise the Option from time to time by delivering to escrow agent the amounts set forth in 2 below net to Seller for each Share (the "Exercise Price") for which Buyer is exercising the Option. Payment shall be made to Seller by bankcheck or wire transfer. Upon receipt by Escrow Agent of Buyer's payment, Escrow Agent shall transfer from the number of Shares so purchased upon the exercise of the Option.

         2.       PURCHASE SCHEDULE CONDITIONS.
                  a) Shares shall be held by Michael A. Littman, Escrow Agent who may transfer the shares purchased upon concurrent payment of the purchase price to Escrow Agent.

                  b) Buyer must purchase the shares within the time period specified below in order to maintain the option in force and effect. Failure to exercise the purchase in the given time period shall cause the option to be null and void.

                  c) 432,500 of the shares of Boulder Capital Opportunities III, Inc. @ $.14123 per share on or before December 1, 1998, by delivery of wired funds or cashier's check to the Escrow Agent, who is hereby then instructed to deliver the shares to Buyer or assigns.

         3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller hereby represents and warrants as follows:

                  a) None of the representations or warranties made by Seller contains any untrue statement of material fact, or omits to state any material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.



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                  b)       The shares are unencumbered by any lien or claim.

         4. UNREGISTERED SECURITIES. The Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), however, the Shares may be sold or conveyed only pursuant to Rule 144.

         5. NOTICES. Any notice pursuant to this Agreement by Seller or Buyer shall be in writing and shall be deemed to have been duly given if delivered personally with written receipt acknowledged or mailed by certified mail five days after mailing, return receipt requested:

         If to Seller:



         If to Buyer:

                  Robert Soehngen


         Any party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice in accordance herewith to the other party.

         6. This Option is conditional and shall not be exercisable unless and until Boulder Capital Opportunities III, Inc. has completed the acquisition of Sonic Jet Performance, LLC.

         7. All the covenants and provisions of this Agreement by or for the benefit of Buyer or Seller shall bind and inure to the benefit of their respective successors and assigns hereunder.

         8. APPLICABLE LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be construed in accordance with the laws of said State.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, all as of the day and year first above written.

Seller:                                  Buyer:
                                         Boulder Capital Opportunities III, Inc.

/S/ROBERT SOEHNGEN                       BY:/S/ROBERT SOEHNGEN
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Robert Soehngen                          President